EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated March 23, 2018 relating to the consolidated financial statements of MAG Silver Corp. and the effectiveness of MAG Silver Corp.’s internal control over financial reporting appearing in this Annual Report on Form 40-F of MAG Silver Corp. for the year ended December 31, 2017.

/s/ Deloitte LLP

Chartered Professional Accountants

March 23, 2018

Vancouver, Canada